Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151942 of Potash Corporation of Saskatchewan Inc. on Form S-8 of our report dated June 26, 2012, relating to the financial statements and financial statement schedule appearing in this Annual Report on Form 11-K of PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees (formerly White Springs Agricultural Chemicals, Inc. Savings and Investment Plan for Collective Bargaining Employees) for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 26, 2012